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Clinical Benefit Analysis of Genasense plus Chemotherapy
Reported from Phase 3 Trial in Patients with Chronic
Lymphocytic Leukemia

BERKELEY HEIGHTS, NJ – February 15, 2006 – Genta Incorporated (NASDAQ: GNTA) announced the presentation of data regarding clinical benefit from the Company’s randomized Phase 3 trial of chemotherapy with or without Genasense (oblimersen sodium) Injection in patients with relapsed or refractory chronic lymphocytic leukemia (CLL). The data were presented by Dr. Jef Jones from the M.D. Anderson Cancer Center in Houston, TX at the Tenth Annual International Congress on Hematologic Malignancies in Whistler, British Columbia.

In this trial, 241 patients were treated with fludarabine plus cyclophosphamide (Flu/Cy) with or without Genasense. The primary endpoint of the study was to increase the proportion of patients who achieved a complete or nodular partial remission (CR/nPR). The study prospectively defined disease-related symptoms that included fever, night sweats, fatigue, abdominal discomfort or early satiety due to enlargement of liver or spleen, and impaired cosmesis or mobility due to enlarged lymph nodes. “Durable symptom- free benefit” was defined as a period of relief from disease-related symptoms that lasted a minimum of 6 months. “Complete clinical benefit”, calculated in patient-months and dating from the onset of CR/nPR to relapse, was defined as the period during which patients were free of all disease, without these symptoms, and with recovered blood counts.

The trial met its primary endpoint: the addition of Genasense increased the proportion of patients who achieved CR/nPR from 7% in the Flu/Cy-only arm to 17% in the Genasense arm (P = 0.025). The duration of CR/nPR was significantly longer in patients treated with Genasense compared with patients who received Flu/Cy only (median = not reached vs. 22 months, respectively; P = 0.03).

At baseline, 83% of patients in the trial were symptomatic. Irrespective of treatment assignment, the proportion of patients who achieved durable symptomfree benefit correlated with the degree of response (CR/nPR = 94%; partial response [PR] = 59%; less than PR = 6%) (P < 0.0001 for CR/nPR vs. others). For both treatment groups, patients who achieved CR/nPR had a median of approximately 11 months longer duration of symptom relief compared with patients whose best response was PR. At last analysis, the duration of complete clinical benefit was 383+ patient-months in the Genasense group compared with 136+ months in the Flu/Cy-only group. Additional safety and efficacy information about this trial can be viewed at the Company’s website: www.genta.com.

“The analysis from this large, prospective, randomized trial reconfirms what has been intuitively understood by oncologists and hematologists, namely that the achievement of complete remission is highly beneficial for patients with leukemia,” said Dr. Loretta M. Itri, Genta’s Chief Medical Officer and President, Pharmaceutical Development. “We look forward to improving on these results when we extend the use of Genasense into studies of patients with less advanced disease.”

Safety

Grade 3 or Grade 4 adverse events that occurred during treatment or within 30 days from last treatment in an increased percentage of patients in the Genasense group included, but were not limited to, thrombocytopenia, nausea, and intravenous-catheter complications. Adverse events resulted in discontinuation of therapy in an equal percentage of patients in both groups. Nine patients in the Genasense group and 5 patients in the chemotherapy-alone group had adverse events that resulted in death, including two patients in the Genasense group who died from complications associated with tumor lysis and “cytokine release syndrome.” Other safety information from the trial can be accessed at: http://www.genta.com/Genta/InvestorRelation/2004/press_20041206.html.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has filed a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia. Genta has also filed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated